OMNICOM GROUP INC.
437 Madison Avenue
New York, New York 10022

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

             Meeting Date ................   Tuesday, May 21, 2002

             Time ........................   10:00 A.M., Eastern Time

             Place .......................   BBDO Worldwide Inc.
                                               7th Floor Meeting Room
                                             1285 Avenue of the Americas
                                               (between 51st and 52nd Streets)
                                             New York, New York

             Subject .....................   Election of four directors

                                             To approve the equity incentive
                                             plan

             Record Date .................   April 5, 2002

      Shareholders will also transact any other business that is properly brought before the meeting. At this time, the Board of Directors knows of no other proposals or matters that will be presented.

      Please sign, date and return your proxy card in the enclosed envelope, or vote by telephone or internet (instructions are on your proxy card), so that your shares will be represented whether or not you attend the Annual Meeting.

      A copy of Omnicom's Annual Report for 2001 is enclosed.

                                                  BARRY J. WAGNER
                                                     Secretary

New York, New York
April 15, 2002

                                    CONTENTS

Election of Directors .....................................................    1
   Director Information ...................................................    2
   Board Committees .......................................................    4
      Audit Committee .....................................................    4
      Compensation Committee ..............................................    4
      Nominating Committee ................................................    5
   Meetings and Attendance ................................................    5
   Director Compensation ..................................................    5
Executive Compensation ....................................................    6
   Summary Compensation Table .............................................    6
   Stock Options ..........................................................    7
      Option Grants in Last Fiscal Year ...................................    7
      Aggregated Option Exercises in Last Fiscal Year
        and Fiscal Year End Option Values .................................    8
   Long-Term Incentive Plan Awards ........................................    8
   Compensation Committee Report ..........................................    9
      Compensation Committee ..............................................    9
      Compensation Program for Executive Officers .........................    9
      Chief Executive Officer Compensation ................................   10
      Internal Revenue Code Section 162(m) ................................   10
   Termination of Employment Arrangements for Named Executive
     Officers and Other Agreements ........................................   11
      BBDO and Mr. Rosenshine .............................................   11
      Omnicom and Messrs. Harrison, Mead, Reinhard and Wren ...............   11
      DDB and Mr. Reinhard ................................................   11
      Other Agreements ....................................................   12
   Performance Graph ......................................................   13
Stock Ownership ...........................................................   14
Audit Committee Report ....................................................   15
Independent Accountants ...................................................   16
Consideration of Equity Incentive Plan ....................................   16
      Existing Equity Plans ...............................................   16
      Outstanding Equity Awards ...........................................   17
      Summary of the New Equity Incentive Plan ............................   18
      Shareholder Action ..................................................   20
      Federal Income Tax Consequences .....................................   20
      Recommendation of the Board .........................................   21
Additional Information ....................................................   21
   Record Date; Shares Outstanding ........................................   21
   Quorum; Effect of an Abstention and Broker Non-Votes ...................   21
   Voting .................................................................   22
   Voting by Street Name Holders ..........................................   22
   Default Voting .........................................................   22
   Right to Revoke ........................................................   22
   Tabulation of Votes ....................................................   22
   Proxy Solicitation .....................................................   22
Shareholder Proposals .....................................................   22
Omnicom Group Inc. Equity Incentive Plan ..................................  A-1

                               OMNICOM GROUP INC.
                               437 Madison Avenue
                            New York, New York 10022

                                   ----------

                                 PROXY STATEMENT

      Omnicom's Board of Directors is using this proxy statement to solicit proxies for the Omnicom 2002 Annual Meeting of Shareholders. This proxy statement and the related proxy card are being mailed on or about April 15, 2002. Each common shareholder is entitled to one vote for each share held on April 5, 2002, which is the record date for the 2002 Annual Meeting.

      You can vote your shares:

         o  through the internet at the website shown on the proxy card;

         o  by telephone using the toll-free number shown on the proxy card;

         o  by returning the enclosed proxy card; or

         o  in person at the 2002 Annual Meeting.

      Votes submitted through the internet or by telephone must be received by 4:00 P.M., Eastern Time, on the business day prior to the date of the Annual Meeting to be counted at the 2002 Annual Meeting. Internet and telephone voting are available 24 hours a day and, if you use one of these methods, you do not need to return a proxy card. If you attend the 2002 Annual Meeting and vote in person, your vote will supersede any earlier voting instructions.

ELECTION OF DIRECTORS

      Omnicom's Board of Directors currently consists of 17 members, divided into three classes that serve staggered three-year terms.

      The directors elected at the 2002 Annual Meeting will be elected into Class I for terms expiring in 2005. The Board of Directors has nominated Robert Charles Clark, Leonard S. Coleman, Peter Foy and Gary L. Roubos to be elected into Class I. All of these individuals currently serve as Omnicom directors, except for Mr. Clark, who is a new director nominee.

      James Cannon, Michael Greenlees, Thomas L. Harrison and Jean-Marie Dru, each of whom is an executive officer and a member of the class of directors whose terms expire at this year's annual shareholder meeting, have elected not to stand for reelection. Incumbent director Bernard Brochand has likewise chosen not to stand for reelection. In addition, Keith L. Reinhard and Allen Rosenshine, who are also executive officers and Board members, informed us that they will resign from the Board of Directors effective immediately after the annual shareholders meeting. Giving effect to these changes and assuming the election to the Board of Messrs. Clark, Coleman, Foy and Roubos, immediately after the meeting the Board will consist of 11 members.

          The Board of Directors recommends a vote "FOR" all nominees.

      Omnicom's Board of Directors has no reason to believe that any of its nominees would be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, the Board will select a substitute nominee. If you have submitted a proxy and a substitute nominee is selected, your shares will be voted for the substitute nominee.

      In accordance with the bylaws, directors are elected by a plurality of the votes cast. That means the four nominees will be elected if they receive more affirmative votes than any other nominees.

Director Information

      Set forth below is biographical and other information about Omnicom's directors (other than directors not standing for reelection as mentioned on the prior page) and nominees for election as directors.

John D. Wren                        Mr. Wren is President and Chief Executive
Term expires in 2004                Officer of Omnicom, a position he has held
Age: 49                             since January 1997. Prior to 1997, he served
Director since 1993                 as President of Omnicom.

Bruce Crawford                      Mr. Crawford is Chairman of Omnicom, a
Term expires in 2004                position he has held since 1995.
Age: 73
Director since 1989

Robert J. Callander                 Mr. Callander was Executive-in-Residence at
Term expires in 2003                the Columbia School of Business from 1992 to
Age: 71                             2000. Mr. Callander is a director of Aramark
Director since 1992                 Corporation, Spectrum Health Services Inc.,
Chairman of the Audit               Scudder Global High Income Fund, Scudder New
Committee and member of             Asia Fund, The Korea Fund, The Argentina
the Compensation Committee          Fund and The Brazil Fund.

Robert Charles Clark                Mr. Clark is Dean and Royall Professor of
Age: 58                             Law, Harvard Law School, a position he has
Director Nominee                    held since July 1989. Previously, he was a
                                    tenured professor at Yale Law School. Mr.
                                    Clark is a director of Collins & Aikman
                                    Corp. and American Lawyer Media, Inc. and its associated holding company, American
                                    Lawyer Media Holdings, Inc. In addition, he is a member of the Board of Trustees of Teachers Insurance and Annuity Association
                                    (TIAA).

Leonard S. Coleman, Jr.             Mr. Coleman is Chairman of Arena Co., a
Term expires in 2002                subsidiary of Yankees/Nets, since September
Age: 53                             2001. Mr. Coleman is also Senior Advisor,
Director since 1993                 Major League Baseball, a position he has
Member of the Audit Committee       held since November 1999. Previously, he was
and Compensation Committee          President, National League, Major League
                                    Baseball. Mr. Coleman is a director of New
                                    Jersey Resources Corporation, Owens Corning,
                                    Cendant Corporation, H.J. Heinz Corporation,
                                    Radio Unica Corporation, Churchill Downs
                                    Inc., Aramark Corporation and Electronic
                                    Arts Inc.

Susan S. Denison                    Ms. Denison is a partner of Cook Associates,
Term expires in 2003                an executive search firm, a position she has
Age: 56                             held since June 2001. Previously, she served
Director since 1997                 as a Partner at TASA Worldwide/Johnson,
Member of the Nominating            Smith & Knisely and the Cheyenne Group. She
Committee                           also served as Executive Vice President,
                                    Madison Square Garden and Executive Vice
                                    President and General Manager at Showtime
                                    Networks.

Peter Foy                           Mr. Foy is the Chairman of Whitehead Mann
Term expires in 2002                Group, plc, a senior level search
Age: 61                             organization, a position he has held since
Director since 1999                 January 2001. He is Deputy Chairman of P & O
Member of the Audit Committee       Princess Cruises plc and is a director of
                                    PepsiCo Inc. and Safeway PLC. Mr. Foy is a member of the Faculty Board of Management
                                    Studies at Oxford University and Fellow of
                                    St. Peter's and St. Anne's Colleges, Oxford.

John R. Murphy                      Mr. Murphy is Vice Chairman of National
Term expires in 2003                Geographic Society, a position he has held
Age: 68                             since March 1998. From May 1996 until March
Director since 1996                 1998, Mr. Murphy was President and Chief
Member of the Audit Committee       Executive Officer of National Geographic
and Nominating Committee            Society. He is a trustee of Mercer
                                    University and the M.S.D.&T. mutual fund group, and a director of SIRSI Inc. Mr.
                                    Murphy is also a past president of the U.S.
                                    Golf Association.

John R. Purcell                     Mr. Purcell is Chairman and Chief Executive
Term expires in 2003                Officer of Grenadier Associates Ltd., a
Age: 70                             merchant banking and financial advisory
Director since 1986                 firm. He served as Chairman of Donnelley
Chairman of the Nominating          Marketing, Inc., a database direct marketing
Committee and member of the         firm, from 1991 to 1996. He is a director of
Compensation Committee              Bausch & Lomb Inc., Technology Solutions
                                    Co., Information Holdings, Inc. and Journal
                                    Register Company.

Keith L. Reinhard                   Mr. Reinhard is Chairman and Chief Executive
Term expires in 2004                Officer of DDB.
Age: 67
Director since 1986

Linda Johnson Rice                  Ms. Rice is President and Chief Operating
Term expires in 2003                Officer of Johnson Publishing Company, Inc.
Age: 44                             and President of Fashion Fair Cosmetics, a
Director since 2000                 division of Johnson Publishing. In addition,
                                    she oversees the editorial content of Ebony and Jet magazines. Ms. Rice is a director of Bausch & Lomb Inc., Kimberly-Clark
                                    Corporation, VIAD Corp., University of
                                    Southern California, Northwestern Memorial
                                    Corporation, National Underground Railroad
                                    Freedom Center and the Princess Grace
                                    Foundation.

Allen Rosenshine                    Mr. Rosenshine is Chairman and Chief
Term expires in 2004                Executive Officer of BBDO.
Age: 63
Director since 1986

Gary L. Roubos                      Mr. Roubos was Chairman of Dover
Term expires in 2002                Corporation, a diversified industrial
Age: 65                             manufacturing corporation, from May 1989 to
Director since 1986                 May 1999, and Chief Executive Officer of
Chairman of the Compensation        that company from January 1981 to May 1994.
Committee and member of the         He is a director of Dover Corporation and
Nominating Committee                ProQuest Company.

Board Committees

         Omnicom's Board of Directors maintains three standing committees:
Audit, Compensation and Nominating.

         Audit Committee

         The Audit Committee's primary responsibilities are to:

         o recommend to the Board of Directors the appointment of independent public accountants to audit Omnicom's books and records, assess the independence of the public accountants and review the impact of retaining the independent public accountants for non-audit related services;

         o review with the independent public accountants the proposed scope and administration of their audit of Omnicom's financial statements, Omnicom's internal control structure which determines the scope of the audit, and the estimated audit fees;

         o review with the independent public accountants and Omnicom's management the results of the annual audit;

         o review with Omnicom's internal auditors the proposed scope of their annual activities and resulting reports from those activities;

         o  review our code of business conduct;

         o  review Omnicom's public reporting policies and practices; and

         o  report to the Board of Directors on its activities.

   The Audit Committee's report for 2001 appears on page 15.

   Compensation Committee

   The Compensation Committee's primary responsibilities are to:

         o review the compensation policies of Omnicom and its principal subsidiaries and, when appropriate, make recommendations concerning those policies to Omnicom's Chief Executive Officer;

         o review proposed compensation plans in which officers or directors will participate and, when appropriate, make recommendations regarding the proposed plans to Omnicom's Chief Executive Officer;

         o administer and grant awards and options under equity-based compensation plans;

         o make recommendations to the Board of Directors regarding compensation for Omnicom's Chief Executive Officer; and

         o review management recommendations with the Chief Executive Officer and determine compensation for any executive officer whose compensation is required to be disclosed in Omnicom's proxy statement.

   The Compensation Committee also has discretionary authority to establish compensation arrangements for executive officers under the 1998 Incentive Compensation Plan that are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code.

   The Compensation Committee's report for 2001 appears on page 9.

   Nominating Committee

   The Nominating Committee's primary responsibilities are to consider and make recommendations to the Board of Directors regarding:

         o the composition and size of Omnicom's Board of Directors and Board committees;

         o  the criteria for evaluating candidates for director;

         o  potential nominees for election to the Board of Directors; and

         o potential conflicts of interest arising as a result of other positions held by Omnicom directors.

   The Nominating Committee also considers written recommendations by shareholders of nominees for director positions if they are accompanied by a reasonably comprehensive resume of the recommended nominee's business experience and background and a consent signed by the recommended nominee. Shareholders should send their recommendations to Corporate Secretary, Omnicom Group Inc., 437 Madison Avenue, New York, NY 10022.

Meetings and Attendance

   During 2001, Omnicom's Board of Directors met six times, its Audit Committee met three times, its Compensation Committee met five times and its Nominating Committee met once. Average attendance by incumbent directors at Board and Committee meetings was 90%. As a result of schedule conflicts, Mr. Murphy and Mr. Purcell attended 70% of the meetings.

Director Compensation

   Effective April 1, 2002, each director who is not an employee of Omnicom or its subsidiaries is paid:

         o  an annual retainer of $60,000;

         o $2,000 for attendance at a meeting of the Board of Directors or a committee of the Board of Directors; and

         o $1,000 for participation by telephone at any regularly scheduled meeting and a fee of $2,000 for participation by telephone at any special meeting.

   Prior to April 1, 2002, directors were paid a monthly retainer of $2,000, a fee of $2,000 for attendance at the first meeting of the Board of Directors or a committee of the Board of Directors on a given day and a fee of $1,500 for attendance at any subsequent meeting on the same day.

   Employees of Omnicom or its subsidiaries do not receive compensation for serving as a director.

   Each non-employee director of Omnicom may elect to receive a portion of his or her annual retainer for the following year's service (up to a percentage that the Board of Directors determines) in shares of common stock. This election must be made no later than December 15, and the distribution is based on the fair market value of the common stock on December 15.

   In addition, each non-employee director receives an annual grant of 250 restricted shares of common stock, subject to anti-dilution adjustments, on the first business day after each annual shareholder meeting.

EXECUTIVE COMPENSATION

Summary Compensation Table

   The following table summarizes the total compensation for each of the last three years for the Chief Executive Officer and the four most highly compensated executive officers of Omnicom. These persons are referred to as "Named Executive Officers" in this proxy statement.

                                      Annual Compensation       Long Term Compensation Awards
                                      -------------------   -------------------------------------
                                                                             Shares     Long-Term
       Name and                                              Restricted    Underlying   Incentive      All Other
       Principal                                               Stock         Stock        Plan          Compen-
       Position             Year     Salary($)   Bonus($)   Awards($)(1)   Options(#)  Payouts($)    sation($)(2)
----------------------      ----     ---------   --------   ------------   ----------  -----------   ------------
John D. Wren ............   2001     $875,000   $1,300,000       --         2,000,000      --          $15,355
  President and Chief       2000      875,000    2,200,000       --                --      --           23,737
  Executive Officer         1999      875,000    2,550,000       --         1,500,000      --           22,158
  of Omnicom

Thomas L. Harrison ......   2001     $825,000   $1,200,000    $668,228        450,000      --          $35,200
  Chairman and Chief        2000      825,000    2,200,000       --           125,000      --           54,443
  Executive Officer of      1999      825,000    2,500,000       --            70,000      --           52,210
  Diversified Agency
  Services

Peter Mead ..............   2001     $750,000   $1,275,000       --            50,000      --          $87,437
  Vice Chairman of          2000      750,000    2,137,500       --            50,000      --           92,839
  Omnicom                   1999          n/a          n/a       n/a              n/a      n/a             n/a

Keith L. Reinhard .......   2001     $925,000   $1,100,000       --           200,000      --          $24,856
  Chairman and              2000      925,000    2,200,000       --           125,000      --           27,390
  Chief Executive           1999      925,000    2,295,000       --            90,000      --           27,506
  of DDB

Allen Rosenshine ........   2001     $985,000   $1,100,000       --           200,000      --          $20,080
  Chairman and Chief        2000      985,000    2,025,000       --           200,000      --           24,558
  Executive Officer         1999      925,000    2,400,000       --           110,000   $750,000        26,664
  of BBDO

----------
(1) On March 22, 2002, Omnicom awarded to Mr. Harrison 7,000 restricted shares. The value shown above represents the value of the restricted shares based on the closing price of Omnicom's common shares on the date of the award. 20% of the restricted shares granted vest on each of the first five anniversaries of the grant. Dividends will be payable on the shares to the extent paid on Omnicom's common stock generally, regardless of whether the shares are vested or unvested at the time. As of December 31, 2001:

   o Mr. Wren held 15,509 restricted shares with a net pre-tax value of $1,382,222;

   o Mr. Harrison held 16,400 restricted shares with a net pre-tax value of $1,460,364;

   o Mr. Reinhard held 5,600 restricted shares with a net pre-tax value of $499,856; and

   o Mr. Rosenshine held 18,400 restricted shares with a net pre-tax value of $1,639,784.

(2) All Other Compensation paid for the year ended December 31, 2001 consists of:

   o employer contributions to one or more retirement savings plans in the amount of $13,600 on behalf of each of Messrs. Wren, Harrison and Rosenshine, $85,387 on behalf of Mr. Mead and $15,300 on behalf of Mr. Reinhard; and

   o employer premium payments for life insurance in the amount of $1,755 for Mr. Wren, $21,600 for Mr. Harrison, $2,050 for Mr. Mead, $9,556 for Mr. Reinhard and $6,480 for Mr. Rosenshine.

Stock Options

                        Option Grants in Last Fiscal Year

   The following table shows option grants to Named Executive Officers in 2001.

                                  Individual Grants
                        ----------------------------------------
                           Number      % of Total
                          of Shares      Options
                         Underlying    Granted to     Exercise
                           Options      Employees       Price          Expiration
        Name             Granted(#)      in 2001    ($ per Share)         Date           Value at Grant Date(3)
    -----------         ------------   -----------  -------------   -----------------    ----------------------
John D. Wren .........   1,500,000(1)    16.2158%      $79.50           April 4, 2011          $21,429,000
                           500,000(2)     5.4053%       79.50           April 4, 2011            8,928,750
Thomas L. Harrison ...     250,000(1)     2.7026%       62.35         October 2, 2011            2,714,050
                           200,000(2)     2.1621%       87.16        February 2, 2011            4,021,500
Peter Mead ...........      50,000(2)     0.5405%       79.50           April 4, 2011              892,900
Keith L. Reinhard ....     200,000(2)     2.1621%       87.16        February 2, 2011            4,021,500
Allen Rosenshine .....     200,000(2)     2.1621%       87.16        February 2, 2011            4,021,500

----------
(1) Vesting of the options occurs six years from the date of grant, unless the share price increases 50% from the date of grant (in which case 1/3 will vest), 75% from the date of grant (in which case 67% will vest) and 100% from the date of grant (in which case 100% will vest), or immediately in the event of a change in control or certain other events.

(2) Vesting of the options occurs at the rate of 30% on each of the first two anniversaries of the grant and as to the remaining 40% on the third anniversary of the grant or immediately in the event of a change in control or certain other events.

(3) These numbers show hypothetical values computed under the Black-Scholes option pricing model. This model is a complicated mathematical formula that makes assumptions about stock option features. A number of these assumptions do not apply to the options we grant to our Named Executive Officers. In particular, the model assumes that holders can sell their options to third parties or exercise them immediately, neither of which are permitted under the option terms. For these reasons, we caution that the values shown in the table are only theoretical and may not reflect the value that option holders will realize. Whether an option holder realizes value and how much this value is will depend on what our share price is relative to the exercise price when exercised. The assumptions are consistent with the assumptions used to report stock option valuations in our 2001 Annual Report to Shareholders.

   The assumptions for valuing the 2001 grants are:

   o A five-year expected life for each option. This is the typical amount of time that passes before holders of our options exercise them.

   o The dividend yield used reflected the yield on a share of our stock at the respective grant dates and ranged from .9 - 1.4%.

   o Expected stock price volatility ranged from 28.58% - 30.79%. This was calculated using the most recent respective volatility for the month end stock prices for our common shares over the 60 months prior to the respective grant dates.

   o A risk-free rate of return that an investor could expect for a five-year term commencing with the same grant date and expected life as our options. For this, we utilized the yield on U.S. Treasury securities for that term on the respective grant dates which ranged from 4.02% - 4.93%.

   In addition, a discount of 25% was applied to the theoretical value of the three-year vesting options described in note (2) and a discount of 40% was applied to the variable vesting options described in note (1), to reflect the risk of forfeiture and transfer restrictions placed on the options, as discussed above.

                Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year End Option Values

      The following table provides information about option exercises by the Named Executive Officers in 2001, and the value of their unexercised options at the end of 2001. The value realized was calculated by subtracting the exercise price from the fair market value of Omnicom's common stock on the exercise date. The value of unexercised in-the-money options at December 31, 2001 was calculated by subtracting the exercise price of in-the-money options from the fair market value ($89.51) of Omnicom's common stock on December 31, 2001.

                                                                  Number of Shares
                                                                     Underlying          Value of Unexercised
                                                                     Unexercised             In-the-Money
                                      Number                         Options at               Options at
                                     of Shares                  December 31, 2001(#)     December 31, 2001($)
                                    Acquired on      Value          Exercisable/             Exercisable/
       Name                         Exercise(#)  Realized ($)       Unexercisable            Unexercisable
       -----                        ----------    -----------      --------------           --------------
John D. Wren ....................       --            --         1,833,800/2,600,000   $63,850,013/$21,566,600
Thomas L. Harrison ..............       --            --           109,500/565,500       2,833,001/8,912,061
Peter Mead ......................       --            --            45,000/105,000         888,263/1,372,613
Keith L. Reinhard ...............     190,000    $11,578,213       261,500/323,500      11,332,829/2,314,141
Allen Rosenshine ................      60,000      4,664,868       996,000/384,000      63,353,634/3,094,090

Long-Term Incentive Plan Awards

      In 2001, Messrs. Wren and Harrison received performance share unit awards under our existing incentive plan. Each unit entitles the holder to payouts of cash or common stock (as determined by the Compensation Committee) based on the value of one common share if specified performance criteria are achieved. The plan does not specify the targeted levels of performance. The Compensation Committee retains the overall discretion to reduce any performance compensation and performance share units that the holder would otherwise be entitled to receive.

                                                   Performance or
                                      Number        Other Period            Estimated Future Payouts Under
                                    of Shares,          Until               Non-Stock Price-Based Plans(#)
                                  Units or Other     Maturation            -------------------------------
        Name                          Rights          or Payout            Threshold               Maximum
        ----                      --------------   ---------------         ---------               -------
John D. Wren ..................        (1)            2001-2003              7,500                  50,000
Thomas L. Harrison ............        (1)            2001-2003                750                   2,000
                                       (2)            2001-2003              1,000                  10,000
Peter Mead ....................         --               --                     --                      --
Keith L. Reinhard .............         --               --                     --                      --
Allen Rosenshine ..............         --               --                     --                      --

----------
(1) The number of units earned will depend upon increases in earnings per share in the three-year performance period. Maximum payouts will only be made if average annual Omnicom earnings per share for the three-year period is more than 120% of the earnings per share in 2000.

(2) The number of units earned will depend upon annual growth in the net profits of Diversified Agency Services in the three-year performance period. Maximum payouts will only be made if average annual net profit of Diversified Agency Services for the three-year period is more than 119% of such net profit in 2000.

Compensation Committee Report

      Compensation Committee

      The members of the Compensation Committee of the Board of Directors are Gary L. Roubos, who is the Chairman of the committee, Robert J. Callander, Leonard S. Coleman, Jr. and John R. Purcell. Each member of the committee is an outside director.

      Compensation Program for Executive Officers

      Omnicom's compensation program for its executive officers is designed to attract and retain highly qualified personnel and to motivate them to achieve corporate performance objectives and increase shareholder value. The program is comprised of base salary and performance-related compensation in the form of an incentive cash bonus and long-term stock-based awards intended to align executive and shareholder interests.

      The compensation of the Named Executive Officers is determined by the Compensation Committee, and the compensation of the Chief Executive Officer is subject to the approval of the Board of Directors. The Compensation Committee considers the factors described below and the recommendations of the Chief Executive Officer in determining the compensation of the Named Executive Officers.

      Base Salary

      Adjustments in base salary for executive officers are discretionary and generally are considered every 18 months. In determining base salary and adjustments to base salary, the Compensation Committee considers:

      o   the executive's level of responsibility;

      o the profitability of Omnicom and the business unit with which the executive is associated; and

      o the Compensation Committee's knowledge of executive compensation practices of similar corporate communications and marketing holding companies.

Omnicom's profitability is determined by reference to its earnings per share, and profitability of a business unit is determined by reference to its net profit. Salaries of executive officers who are not Named Executive Officers are determined by the Chief Executive Officer.

      Incentive Cash Bonuses

      The annual cash bonus represents a substantial portion of the cash compensation of executive officers. Omnicom intends that the annual cash bonus will serve as an incentive to improve annual profitability. Bonuses are administered by the Compensation Committee.

      Prior to or shortly after the beginning of the year, the Compensation Committee determines the executive officers who will participate in the plan and their incentive levels. The Compensation Committee establishes specific performance goals for each participant based on business criteria and assigns weights to the goals. Performance goals are based on one or more of the following criteria: earnings per share, net income, operating margin, return on equity, stockholder total return, revenue and cash flow.

      At the end of the year, the Compensation Committee reviews the performance of each participant against his or her performance goals. Awards are paid only after the committee has certified in writing that the performance goals have been attained. The committee considers the recommendations of the Chief Executive Officer as to the Named Executive Officers other than the Chief Executive Officer, and may reduce, but not increase, the amount of an award otherwise payable to a participant upon attainment of the performance goals.

      Restricted Stock and Stock Options

      Restricted stock award grants for executive officers who are not Named Executive Officers are recommended by the Chief Executive Officer and determined by the Compensation Committee in a discretionary manner.

      Restricted stock awards are granted by the Compensation Committee annually to a relatively broad group of key executives, based upon the executive's level of responsibility and a subjective judgment by the Compensation Committee of the executive's contribution to the performance of Omnicom.

      Stock options may be granted annually by the Compensation Committee to a much smaller group of key executives (including executive officers) who have the ability to influence increases in shareholder value. There is no target ownership or grant level for executive officers. Omnicom currently has two stock option programs. Stock options are granted with an exercise price equal to the market price of Omnicom's stock on the day of grant and under one option program, vest over a period of up to three years and, under the other option program, vest after six years or earlier based on increases in Omnicom's stock price.

      Stock options are typically granted annually to selected executives, based upon their previous grants and the revenue growth and profitability of Omnicom and the business unit with which the executive was associated during the prior year.

      Performance Share Units

      The Compensation Committee has granted certain executive officers the right to earn performance share units. Performance share units entitle the holder to payouts of cash and/or common stock, as determined by the Compensation Committee, up to a maximum amount, based on the value of one share of common stock on the payout date for each performance share. The committee retains the overall discretion to reduce any performance compensation and performance share units that the holder would otherwise be entitled to receive.

      The Compensation Committee awards performance share units based on the committee's review of Omnicom's earnings per share growth over a three-year period. If the executive officer is affiliated with one of Omnicom's subsidiaries, the committee evaluates the executive using a formula which considers both Omnicom's earnings per share growth over a three-year period and the three-year net profit growth of that subsidiary.

      Chief Executive Officer Compensation

      Mr. Wren's salary has remained at the same level since January 1, 1997. He received an award of performance share units in 2001 under the 1998 Incentive Plan, the payout of which is scheduled to be made in 2004 based on the three-year average growth in Omnicom's earnings per share. If average earnings per share growth for the three-year period is 110% or less than 2000 earnings per share, no payout will be made. The Compensation Committee may reduce any performance award Mr. Wren may otherwise be entitled to receive. In 2001, Mr. Wren also received a grant of 500,000 options under Omnicom's regular option program and 1,500,000 options under the option program that provides for early vesting based on increases in Omnicom's share price. He received these grants of options at the discretion of the Compensation Committee because of his level of responsibility within Omnicom and his contributions to the performance of Omnicom.

      Internal Revenue Code Section 162(m)

      Section 162(m) places a limit of $1 million on the deductibility of compensation Omnicom pays to its Chief Executive Officer and certain other executive officers during each year unless the compensation qualifies as "performance-based compensation."

      The Compensation Committee intends to continue generally to seek to structure Omnicom's incentive arrangements for the Chief Executive Officer and certain executive officers of Omnicom in order to qualify the compensation payments as "performance-based compensation" for purposes of Section 162(m); however, the deductibility of compensation is only one factor that the committee expects to consider in assessing whether a particular arrangement is appropriate given the goal of motivating executives to achieve corporate performance objectives and increase shareholder value.

Gary L. Roubos, Chairman
Robert J. Callander
Leonard S. Coleman, Jr.
John R. Purcell
Members of the Compensation Committee

Termination of Employment Arrangements for Named Executive Officers and Other Agreements

      BBDO and Mr. Rosenshine

      BBDO has agreed to make annual payments to Mr. Rosenshine for a period of up to ten years from when his employment ceases in consideration for his agreement not to compete with BBDO and to render consulting services during the payment period. BBDO is not obligated to make payments under this agreement if Mr. Rosenshine's employment is terminated for cause. "Cause" means misconduct involving willful malfeasance, such as breach of trust, fraud or dishonesty.

      The payment period under the agreement is ten years. The amount of an annual payment under this agreement is limited to the lesser of:

      o  an assigned percentage of Mr. Rosenshine's annual salary; or

      o an assigned percentage of the consolidated net profit before tax of BBDO or its parent company, whichever is greater.

      The amount of such payments is subject to certain limitations, including BBDO operating performance during the payment period. If Mr. Rosenshine dies before the expiration of the payment period, BBDO will pay 75% of Mr. Rosenshine's payment to his beneficiary for the remainder of the payment period.

      Omnicom and Messrs. Harrison, Mead, Reinhard and Wren

      Omnicom has agreed to make payments to each of Messrs. Harrison, Mead, Reinhard and Wren for a period of up to ten years from when the executive's employment ceases in consideration for an agreement not to compete with Omnicom and to render consulting services during the payment period. The period will be determined on the basis of the executive's age and years of service with Omnicom or its subsidiaries at the time his employment ceases. Omnicom is not obligated to make payments under these agreements if the executive's employment with Omnicom or its subsidiaries is terminated for cause. "Cause" means misconduct involving willful malfeasance, such as breach of trust, fraud or dishonesty.

      The payment period under these agreements is currently six years for Mr. Harrison, eight years for Mr. Mead, ten years for Mr. Reinhard and seven years for Mr. Wren. The amount of an annual payment is limited to the lesser of:

      o  an assigned percentage of up to 50% of the executive's annual salary;
         or

      o an assigned percentage of the consolidated net profit before tax of Omnicom.

      The amount of such payments is subject to certain limitations, including Omnicom operating performance during the payment period. If the executive dies before the expiration of the payment period, Omnicom will pay 75% of the executive's payment to his beneficiary for the remainder of the payment period. Any payments that may be made to Mr. Reinhard under his agreement will be reduced by the value of payments to be made under a prior agreement with DDB described below.

      DDB and Mr. Reinhard

      DDB has agreed to pay Mr. Reinhard or his beneficiary retirement compensation on a monthly basis for ten years once Mr. Reinhard ceases to be employed by DDB. The annual income that will be paid to Mr. Reinhard is the greater of:

      o  $66,667; or

      o one-third of his average annual salary during the last 60 months of his employment, subject to limited annual cost of living adjustments.

      Mr. Reinhard has agreed not to provide specified services to DDB's competitors during the year after his employment ceases, or to engage in specified competitive activities during the ten years after his employment ceases. If Mr. Reinhard breaches these provisions, DDB may discontinue making payments. Also, Mr. Reinhard has agreed, provided he is not disabled and is under age 65, to provide consulting services to DDB when requested for up to five days during each month he is entitled to receive payments. If Mr. Reinhard fails to provide the requested consulting services, DDB may discontinue making payments during the period in which Mr. Reinhard does not provide the requested services.

      DDB also has agreed to make monthly severance compensation payments to Mr. Reinhard during the 15 months after his employment terminates, unless the termination is for cause. "Cause" means dishonesty affecting DDB or conviction of an indictable offense or crime involving moral turpitude, willful neglect or refusal to perform assigned duties after warning or willful acts expected to injure the business of DDB. Each monthly payment will equal 1/12th of Mr. Reinhard's annual base salary at the date his employment terminates.

      If DDB terminates his employment, the payments will be reduced by any compensation earned by Mr. Reinhard from specified activities. If Mr. Reinhard terminates his employment, the payments will cease if he fails to provide requested consulting services, and the payments will be reduced by any compensation earned by Mr. Reinhard during the payment period. Payments also will cease if Mr. Reinhard dies during the payment period. Mr. Reinhard has forfeited his right to compensation payments for termination of employment under DDB policy for employees generally.

      Other Agreements

      Omnicom has entered into an employment agreement with Mr. Greenlees under which he is entitled to an annual salary of at least $860,000 through March 31, 2003, and under which Mr. Greenlees was nominated to serve as a director of Omnicom. Omnicom loaned Mr. Greenlees $2,000,000 to purchase a home. The loan is secured by a first mortgage on the home and bears interest at the one-year LIBOR rate. The loan matures March 31, 2003.

Performance Graph

      The graph below compares cumulative total return on Omnicom's common stock during the last five years with the Standard & Poor's 500 Composite Index and a peer group of publicly held corporate communications and marketing holding companies. The peer group consists of Grey Advertising Inc., The Interpublic Group of Companies, Inc., WPP Group plc and Cordiant Communications Group. True North Communications Inc., which was included in the peer group for prior years, is no longer included. True North was acquired by Interpublic. As a result, the graph has been restated for all years without including True North. The graph shows the value at the end of each year of each $100 invested in Omnicom's common stock, the S&P 500 Index and the peer group.

     [The following table represents a line graph in the printed material.]

                          1996           1997          1998           1999          2000          2001
                          ----           ----          ----           ----          ----          ----
Omnicom Group            100.00         187.79        259.74         451.16        377.03        410.46
S&P 500 Index            100.00         132.45        171.45         207.52        188.63        166.23
Peer Group Index         100.00         133.35        198.82         364.13        299.92        232.86

      Returns depicted in the graph are not indicative of future performance.

STOCK OWNERSHIP

      The following table sets forth information with respect to the ownership of Omnicom's common stock by:

      o persons known by Omnicom to own more than 5% of its outstanding common stock;

      o  Omnicom's current directors; and

      o  Omnicom's executive officers.

      The stock ownership information presented in the table is as of March 31, 2002 (except as otherwise noted).

                                                                    Options            Total        Percent of
                                              Number of           Exercisable       Beneficial        Shares
                  Name                     Shares Owned(#)(1)    within 60 Days(#)  Ownership(#)   Outstanding(%)
                 ------                    -----------------     ----------------   -----------    --------------
FMR Corp. (2) ...........................      15,047,211                  --        15,047,211        8.095
A I M Management Group, Inc. (3) ........      11,572,959                  --        11,572,959          6.2
John D. Wren ............................         208,712           1,933,800         2,142,512       1.1291
Bruce Crawford ..........................         279,650                  --           279,650        .1489
Bernard Brochand ........................          84,336                  --            84,336        .0449
Robert J. Callander .....................           8,500                  --             8,500        .0045
James A. Cannon .........................          69,200             461,666           530,866        .2820
Leonard S. Coleman, Jr. .................           3,423                  --             3,423        .0018
Susan S. Denison ........................           2,229                  --             2,229        .0012
Jean-Marie Dru ..........................          20,000             238,333           258,333        .1374
Peter Foy ...............................           1,425                  --             1,425        .0008
Michael Greenlees .......................          16,400              60,000            76,400        .0407
Thomas L. Harrison ......................          70,131             318,333           388,464        .2065
Peter Mead ..............................          27,946              80,000           107,946        .0574
John R. Murphy ..........................           2,505                  --             2,505        .0013
John R. Purcell .........................          43,035                  --            43,035        .0229
Keith L. Reinhard .......................         482,770             325,000           807,770        .4293
Linda Johnson Rice ......................             645                  --               645        .0003
Allen Rosenshine ........................         282,840           1,085,000         1,367,840        .7241
Gary L. Roubos ..........................           5,432                  --             5,432        .0029
All directors and executive officers
  as a group (22 persons) ...............       1,848,810           5,343,798         7,192,608       3.7236


----------

(1) Includes the following types of common stock:

    o shares held pursuant to key executive restricted stock program, namely, Mr. Wren--4,221 shares, Mr. Brochand--19,200 shares, Mr. Dru--6,000 shares, Mr. Cannon--13,200 shares, Mr. Greenlees--10,800 shares, Mr. Harrison--15,400 shares and Mr. Rosenshine--5,200 shares;

    o shares held pursuant to outside director restricted stock program, namely, Mr. Callander--375 shares, Mr. Coleman--375 shares, Ms. Denison--375 shares, Mr. Foy--375 shares, Mr. Murphy--375 shares, Mr. Purcell--375 shares, Ms. Rice--375 shares and Mr. Roubos--375 shares;

    o shares previously held under restricted stock awards, the payout of which has been deferred at the election of the holder, namely, Mr. Wren--88,775 shares, Mr. Harrison--36,400 shares and Mr.
        Reinhard--69,200 shares;

    o shares credited under the Omnicom Group Retirement Savings Plan, namely, Mr. Wren--9,291 shares and Mr. Harrison--1,473 shares; and

    o shares purchased under an employee stock purchase plan, namely, Mr. Harrison--1,013 shares and Mr. Reinhard--1,032 shares.

(2) Stock ownership is based on a Schedule 13G filed on February 14, 2002. In its filing, FMR reported having sole voting power over 2,099,398 shares and sole dispositive power over 15,047,211 shares. Edward C. Johnson 3d is Chairman of FMR and reported owner of 12.0% of the aggregate outstanding FMR voting stock. Abigail P. Johnson is a director of FMR and reported owner of 24.5% of FMR voting stock.

                                              (footnotes continued on next page)

(footnotes continued from previous page)

    Mr. Johnson and Ms. Johnson each reported sole dispositive power over all of the shares beneficially owned by FMR. FMR's address is 82 Devonshire Street, Boston, Massachusetts 02109.

(3) Stock ownership is based on a Schedule 13G filed on February 5, 2002. In its filing, A I M Management Group, Inc. (and its subsidiaries A I M Advisors, Inc. A I M Capital Management, Inc. and A I M Private Asset Management, Inc.) reported having sole voting power and sole dispositive power over 11,572,959 shares. A I M's address is 11 Greenway Plaza, Suite 100, Houston, Texas 77046.

AUDIT COMMITTEE REPORT

      The members of the Audit Committee of the Board of Directors are Robert J. Callander, who is Chairman of the committee, Leonard S. Coleman, Jr., Peter Foy and John R. Murphy. The members are independent as defined in the New York Stock Exchange's listing standards, which provide, among other things, that directors may have no relationship with Omnicom that interferes with the exercise of their independence from management and Omnicom. Omnicom's Board of Directors has adopted a written Audit Committee Charter, which was included in last year's proxy statement.

      The Audit Committee has reviewed and discussed with management Omnicom's audited financial statements as of December 31, 2001.

      The Audit Committee has discussed with Arthur Andersen LLP, Omnicom's independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended, as issued by the Auditing Standards Board of the American Institute of Certified Public Accountants.

      The Audit Committee has received and reviewed the written disclosures and the letter from Arthur Andersen required by Independence Standard No. 1, as adopted by the Independence Standards Board, and has discussed with Arthur Andersen its independence.

      Specific information about fees paid to Arthur Andersen, and recent developments affecting the firm, are contained in the following section of this proxy statement.

      Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements as of December 31, 2001 be included in Omnicom's Annual Report on Form 10-K.

Robert J. Callander, Chairman
Leonard S. Coleman, Jr.
Peter Foy
John R. Murphy
Members of the Audit Committee

INDEPENDENT ACCOUNTANTS

      Arthur Andersen LLP audited our 2001 financial statements. Andersen has been our independent accounting firm since before our initial public offering. We are closely monitoring recent developments affecting Andersen and are considering their implications for us. We will make a decision as to what action, if any, to take in this regard when appropriate.

      Representatives of Arthur Andersen will be at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

      The following table summarizes the aggregate fees billed by Arthur Andersen for services rendered to us last year:

           Audit fees ............................      $ 6,948,100
           Financial information systems fees ....      $         0
           All other fees:
              Audit-related fees(1) ..............      $ 5,594,302
              Other fees(2) ......................      $ 5,027,325
                                                        -----------
              Total other fees ...................      $10,621,627

           TOTAL FEES ............................      $17,569,727
                                                        ===========

----------

(1) Audit-related fees include audits of acquired companies, employee benefit plan audits, financial due diligence of potential acquisitions, accounting consultation, registration statements and comfort letters for underwriters relating to securities offerings.

(2) Other fees primarily relate to tax compliance.

The Audit Committee considered all these services in connection with Arthur Andersen's audit of our 2001 financial statements and concluded that they were compatible with maintaining Andersen's independence.

CONSIDERATION OF EQUITY INCENTIVE PLAN

      Our Board of Directors has approved a new equity incentive plan. The new plan permits us to provide equity-based compensation to key employees in the form of stock options, restricted stock, performance shares as well as other forms of equity-linked incentives, and allows nonemployee directors to elect to receive a portion of their annual retainer in shares of common stock. Total awards under the new plan are limited to 7.7 million shares, of which no more than 1.2 million shares may be issued in the form of restricted stock or other non-option awards.

      We are submitting the equity incentive plan to shareholder vote at the 2002 shareholders meeting. Approval of the equity incentive plan will be determined by the vote of the holders of a majority of the shares voting on it. If the new plan is approved by shareholders, our existing equity compensation plans will be capped, other than our nonemployee director plan, our 401(k) stock savings plan and our employee stock purchase plan, none of which would be affected. As a result, if the new plan is approved, no awards for additional shares would be made under the affected equity plans and, except for awards relating to forfeited options or restricted stock, all future employee options, restricted stock and other equity-linked awards would be made under the new plan. Shareholder approval of the plan will also constitute approval of options and restricted stock awarded (and, as to forfeitures of prior awards, to be awarded) under the existing equity plans described on pages 6 to 8 and 17 to 18 of this proxy statement. If shareholders do not approve the new plan, all existing plans will continue.

      We generally make annual option and restricted stock awards in the first several months of the year, although we do from time to time make other awards during the course of the year. Our annual option and restricted stock awards for 2002 are reflected in the award information that follows.

      The following summary describes our existing employee equity plans, the awards outstanding under them and the proposed new equity incentive plan. The description of the new plan is qualified by reference to the full text of the plan, which is included in the back of this proxy statement.

Existing Equity Plans

      We have had a number of employee equity plans, three of which have awards authorized but not granted at the date of this proxy statement. The first of these plans is our nonemployee director restricted stock plan, which provides for the annual award of 250 restricted shares to each nonemployee director. These awards vest 50% on each of the first two anniversaries of the date of grant. At the date of this proxy statement, 4,500 restricted shares have been awarded under the nonemployee director restricted stock plan and 20,500 shares may be awarded in the future under it.

      The second of these plans is our equity incentive plan, which is a fairly conventional employee equity plan. When adopted in 1998, it provided for the grant of awards relating to up to 9.0 million shares in the form of stock options, restricted stock and other equity-linked incentive awards. This plan was amended two years later to provide for awards on up to 8.25 million shares (in addition to the awards on 7,099,018 shares that were then outstanding under the plan). Under our existing equity incentive plan, we have historically awarded options that vest 30% on each of the first two anniversaries of the date of grant and 40% on the third anniversary. Restricted stock awards vest 20% per year on each of the first five anniversaries of the award date.

      Our third employee equity plan is our long-term shareholder value plan, which only permits the award of options and requires that the options have special vesting provisions. Options under the long-term shareholder value plan vest in full on the sixth anniversary of the award date, unless accelerated if the market price for our common stock increases by the following amounts over the exercise price:

              Market Price Increase                   Portion of
               Over Exercise Price                  Options Vested
              ---------------------                 --------------
                        50%                               1/3
                        75%                               1/3
                       100%                               1/3

For this purpose, the "market price" means the average sales price for our common shares on any NYSE trading day and, for the above thresholds to be satisfied, the market price has to exceed the threshold amount for five trading days in a 20 trading day period.

      There are provisions under all of the existing plans for acceleration of vesting upon certain mergers, death and other events which we believe to be typical for employee stock and option awards of the type awarded under our existing equity plans.

      Our two existing employee equity plans require that options have terms no longer than ten years. Options may only be granted at the market price for our common shares on the award date, and repricing of options is prohibited.

Outstanding Equity Awards

      Under the existing plans, we have awarded options to purchase 19,220,478 common shares that are unexercised at April 8, 2002, having a weighted exercise price of $69.16 per share and a weighted average term to expiration of 7.76 years. Based on the number of our outstanding shares on April 8, 2002 and assuming the conversion of our convertible debt, we had 203,729,179 fully diluted common shares outstanding, which makes the 19,220,478 outstanding options equal to 9.4% of our fully diluted common shares. The original vesting schedule for these shares was 30% on each of the first two anniversaries of the grant date with the balance on the third anniversary, except for options to purchase 5,754,156 common shares that are outstanding under our long-term shareholder value plan. Those options become exercisable six years from the grant date, unless the market price triggers described above are achieved. Option forfeitures over the past three years have been 2001: -0-, 2000: 20,000 and 1999: 54,000.

      2,202,148 unvested restricted shares are also outstanding under our existing plans, having a weighted average number of years until fully vested of
3.74. The original vesting schedule for all of these restricted shares was 20% per year over five years (except for 4,500 shares under our nonemployee director plan, which vest 50% per year over two years). Restricted stock forfeitures over the past three years have been 2001: 105,165, 2000: 125,239 and 1999: 54,925.

      We have never repriced underwater stock options, and option repricing is prohibited under the proposed equity incentive plan.

      Additional information, based on awards outstanding as of April 8, 2002 and assuming a market price of $91.63 per share for our common stock (the average market price on that date), about awards under the existing plans follows.

                              Options Granted                                      Restricted Stock Granted
---------------------------------------------------------------------------    ---------------------------------
              Weighted                              Vested         Total                                Total
                % of       Average                  In-the-        In-the-                 % of        In-the-
               Diluted    Exercise      Number       Money          Money                 Diluted       Money
   Total      Shares(1)     Price       Vested    Value(2)(3)     Value(2)      Total    Shares(1)    Value (2)
----------    ---------   --------      ------    -----------     ---------     -----    ---------    ---------
19,220,478      9.4%       $69.16      9,692,247  $309,958,059  $431,884,141   2,202,148    1.1%     $201,782,821

----------
(1)  Based on 203,729,179 diluted shares outstanding at April 8, 2002.
(2)  Assumes $91.63 per share value on realization.
(3)  Weighted average exercise price of vested options is $59.65 per share.

      Information about options received under the long-term shareholder value plan by (1) each of the named executive officers, (2) all current executive officers as a group, and (3) all employees, including all current officers who are not executive officers, as a group, for the year ended December 31, 2001 is set forth below. Nonemployee directors and named executives not identified below have not received awards under that plan.

                                                                         Weighted
                                                        Number of         Average        Shares
                                                         Option       Exercise Price   Vested at     % of Total
      Name and Position                              Shares Awarded      Per Share       3/31/02       Awards
      -----------------                              --------------   --------------   ----------    ----------
      John D. Wren, ............................        1,500,000         $79.50            0           26.1%
         President and Chief
         Executive Officer

      Thomas L. Harrison, ......................          250,000         $62.35          83,334         4.3%
         Chairman and Chief
         Executive Officer
         of Diversified Agency
         Services

      Executive group, excluding
        Messrs. Wren and Harrison ..............          900,000         $62.35         300,000        15.6%

      Non-executive officer
        employee group .........................        3,105,025         $62.35       1,035,008        23.6%

      Totals ...................................        5,755,025         $66.84       1,418,342         100%

      Information about all options and restricted shares awarded to executive officers appears under "Executive Compensation" at pages 6 to 8 of this proxy statement.

      The specific amounts that may be awarded to these individuals in the future under the new equity incentive plan cannot be determined because those awards will be set by the Compensation Committee based on such factors as it determines to be appropriate.

Summary of the New Equity Incentive Plan

      Awards Authorized

      The new equity incentive plan would be administered by the Compensation Committee of our Board of Directors. Participants in the plan could be selected by the Compensation Committee from among our key employees. In addition, nonemployee directors could elect to receive common shares in lieu of all or a portion of their annual retainer. Based on the number of participants in our existing equity plans, we estimate that about 600 employees, including 14 officers and executive officers, would be eligible to participate in the plan.

      No more than 7.7 million shares may be issued under the plan. Up to 1.2 million shares would be available for restricted stock and other non-option awards. Shares relating to awards that are forfeited or surrendered would be added back to the available pool.

      The proposed equity incentive plan provides for the grant of the following types of awards:

            o Stock Options: Options to purchase shares of our common stock, including non-qualified stock options and options intended to qualify as incentive stock options, could be awarded under the plan. No option under the plan could have a term longer than seven years from the date of grant. The exercise price of an option could not be less than the fair market value on the award date (determined by reference to trading price), and repricing of underwater options and automatic reloading of exercised options would be prohibited.

                  The terms of each option and the times at which each option will be exercisable will be determined by the Compensation Committee. It is anticipated that the full vesting period for options will be no shorter than three years, and that some of the options granted will have vesting schedules like those under the long-term shareholder value plan, providing for six-year cliff vesting unless the market price for our common shares appreciates substantially over the price at the grant date. However, we anticipate that options on the remaining shares will vest on the same basis as awards routinely made under our existing equity incentive plan. Under that plan, each option vests 30% on each of the first two anniversaries of the date of grant and 40% on the third anniversary of the date of grant, subject to acceleration for death, disability or certain change-in-control transactions.

            o     Restricted Stock: The new plan provides for awards of up to
                  1.2 million shares of common stock subject to restrictions on transfer and to a risk of forfeiture in the event of termination of employment under certain circumstances or other events. The 1.2 million share limit would be reduced by any performance-based or other non-option awards granted. Restricted stock would become unrestricted by the passage of time or occurrence of other events specified by the Compensation Committee. The period for full vesting of restricted stock awards may not be less than five years from the grant date.

            o Performance-Based Awards: The new plan also provides for performance-based awards. These awards represent rights to receive a payment in cash, common stock or a combination of both if performance goals are met during a specified time period. The performance goals and time period will be specified by the Compensation Committee at the time the performance-based award is granted but will be based upon the attainment by us of specific amounts of or increases in, one or more of the following: earnings per share, net income, operating margin, return on equity, total stockholder return, revenue, cash flow, net worth, book value, shareholders' equity, market performance or the completion of certain business or capital transactions.

            o Other Awards: Under the new plan, the Compensation Committee could also grant shares of common stock as a bonus or as dividend equivalents and may grant such other awards payable in or determined by reference to shares as the Compensation Committee may determine.

      Certain Tax Limitations

      In order to satisfy certain conditions to deductability under Section 162(m) of the Internal Revenue Code, no employee could receive stock-based awards under the Plan in any one year relating to more than 1.0% of the Company's then-issued common shares. Nor could an employee receive cash payments under the plan in any one year in excess of an amount equal to (1) the average closing sales price for the Company's common stock for the year prior to the year in which the payment is made times (2) 1.0% of the Company's total issued common shares on the date the payment is made. The plan further provides that, to the extent necessary to comply with conditions for deductibility under 162(m) of the Internal Revenue Code, the deemed issued shares will be 203,729,179, which is the diluted number of common shares issued on March 31, 2002, and the average sales price for the Company's common stock will be $84.67 per share, which is the average sales price for the 12 months then ended.

      To comply with applicable tax regulations relating to options intending to qualify as incentive stock options under Section 422 of the Internal Revenue Code, the plan limits the aggregate number of shares of common stock that can be issued or transferred by us upon the exercise of incentive stock options to 0.5 million shares.

      Adjustments; No Repricing

      The Compensation Committee may adjust any of the limitations, and any award, that is expressed in the new equity incentive plan as a number (but not a percentage) as it determines to be equitable in light of any stock split, subdivision of shares or other change in our capital structure, and may provide in substitution for any or all outstanding awards under the plan such alternative consideration as it may determine to be equitable and the surrender of any awards so replaced. However, the plan provides that the Compensation Committee may not, without further shareholder approval, authorize the amendment of any outstanding option to reduce the exercise price of such option or the cancellation of an outstanding option and its replacement with an award having a lower exercise price per share.

      Term; Termination and Amendment

      The new equity incentive plan provides that the plan will become operative only if it is approved by vote of the holders of a majority of our common shares voting on the plan at our 2002 annual shareholders meeting. Awards may be granted under the plan for ten years following such shareholder approval. The plan provides that the Compensation Committee may at any time amend the plan, but if any amendment must be approved by shareholders in order to comply with applicable law or the rules of the New York Stock Exchange, the amendment will not be effective unless and until that approval has been obtained. Presentation of the plan or any amendment for shareholder approval will not be construed to limit our authority to make awards under other plans without shareholder approval.

Shareholder Action

      Shareholders will be asked at the 2002 annual meeting to approve the new equity incentive plan. Such approval will also be deemed to constitute approval of outstanding options and restricted stock awards previously made (and, as to forfeitures of prior awards, to be made), including options under the long term shareholder value plan described in the table on page 18 and elsewhere on pages 17 and 6 to 8 of this proxy statement.

      As noted above, if the shareholders approve the new equity incentive plan, options, restricted shares and performance units previously awarded under the existing employee equity plans described above will not be affected but, except for awards relating to shares underlying forfeited options or restricted stock, no new awards will be granted under those plans. If the shareholders fail to approve the equity incentive plan, no options will be awarded under the new equity incentive plan, and the Company's other plans will continue to operate as currently operated.

Federal Income Tax Consequences

      The following is a summary of the material federal income tax consequences of transactions under the new equity incentive plan based on federal income tax laws in effect on the date of this proxy statement. This summary is not intended to be complete and does not describe state or local tax consequences.

      Non-qualified Stock Options

      In general, (1) no income will be recognized by an optionee at the time a non-qualified option is granted and (2) at the time of exercise of a non-qualified option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise. To the extent that a participant recognizes ordinary income (in connection with non-qualified options or in connection with any of the awards described below), we generally will be entitled to a corresponding deduction.

      Incentive Stock Options

      No income generally will be recognized by an optionee upon the grant or exercise of an incentive stock option, or ISO. The exercise of an ISO, however, may result in alternative minimum tax liability. If shares of common stock are issued to the optionee on the exercise of an ISO, and if no disqualifying disposition of such shares is made by the optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then any amount realized in a sale of the shares in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss. If common shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either of these holding periods, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to (1) the excess of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over (2) the option price paid for such shares. Any further gain or loss realized by the optionee generally will be taxed as short-term or long-term capital gain or loss depending on the holding period.

      Restricted Stock

      The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the participant for such restricted stock) at such time as the shares are no longer subject to forfeiture, restrictions on transfer or deferral for purposes of Section 83 of the Internal Revenue Code. However, a recipient who so elects under Section 83(b) of the Internal Revenue Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that are subject to the Section 83 restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

      Performance-Based Awards and Other Awards

      No income generally will be recognized upon the grant of performance incentives. Upon payment of performance incentives, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any common stock received. Similarly, upon the receipt of common stock as a bonus, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the fair market value of the common stock received.

Recommendation of the Board

      The Board of Directors approved the new equity incentive plan because it believed that it closely linked the interests of key employees and the Company's shareholders and brings Omnicom's compensation structure in line with competitive conditions. The Board recommends that shareholders approve the plan. This approval would be deemed also to constitute approval of outstanding options and restricted stock awards previously made (and, as to forfeitures of prior awards, to be made), including options under the long term shareholder value plan described in the table on page 18 and elsewhere on pages 17 and 6 to 8 of this proxy statement.

ADDITIONAL INFORMATION

Record Date; Shares Outstanding

      Shareholders of record at the close of business on April 5, 2002 are entitled to vote their shares at the Annual Meeting. As of March 31, 2002, there were 187,821,534 shares of common stock outstanding and entitled to be voted at the meeting. The holders of those shares are entitled to one vote per share. Assuming the conversion of all of our convertible debt, we have 203,729,179 shares of common stock outstanding on March 31, 2002. We refer to the latter number elsewhere in this proxy statement as the number of our "diluted shares."

Quorum; Effect of an Abstention and Broker Non-Votes

      More than 50% of the shares entitled to vote must be represented at the meeting before any business may be conducted. If you abstain from voting on a particular proposal, or if your shares are treated as a broker non-vote, your shares will not be considered as votes cast in favor of or against any proposal, but will be included in the number of shares represented for the purpose of determining whether a quorum is present. Generally, broker non-votes occur when shares held for a beneficial owner are not voted on a particular proposal because the broker has not received voting instructions from the beneficial owner and the broker does not have discretionary authority to vote the shares on a particular proposal.

      If a quorum is not present, the shareholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given. An adjournment will have no effect on the business that may be conducted at the meeting.

Voting

      You can vote your shares through the internet, by telephone, by proxy card or in person. The internet and telephone voting procedures are designed to authenticate stockholders' identities, to allow stockholders to provide their voting instructions, and to confirm that their instructions have been recorded properly. Internet and telephone proxies are valid under New York law. By submitting your proxy through the internet, by telephone or by using the enclosed proxy card, you will authorize each of Randall J. Weisenburger and Barry J. Wagner to represent you and vote your shares at the meeting in accordance with your instructions or, if no instructions are given, in their discretion. They may also vote your shares to adjourn the meeting and will be authorized to vote your shares at any adjournments or postponements of the meeting.

Voting by Street Name Holders

      If you are the beneficial owner of shares held in "street name" by a broker, bank or other nominee, the broker, bank or nominee, as the record holder of the shares, is required to vote those shares according to your instructions. Your broker, bank or nominee should have enclosed a voting instruction card for you to use in directing it on how to vote your shares.

Default Voting

      If you submit a proxy but do not indicate any voting instructions, your shares will be voted for the election of all nominees for director and for the approval of the adoption of the equity incentive plan. If any other business properly comes before the shareholders for a vote at the meeting, your shares will be voted according to the discretion of the holders of the proxy.

Right to Revoke

      If you submit your proxy, you may change your voting instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may change your vote by granting a new proxy, through the internet, by telephone or in writing, which bears a later date (thereby automatically revoking the earlier proxy) or by attending the Annual Meeting and voting in person. For shares beneficially owned by you, but held in "street name" by a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or nominee.

Tabulation of Votes

      Mellon Investor Services will act as inspectors at the Annual Meeting. They will determine the presence of a quorum and will tabulate and certify the votes.

Proxy Solicitation

      Omnicom will bear all costs of this proxy solicitation. Proxies may be solicited by mail, in person, by telephone or by facsimile by officers, directors, and regular employees. Omnicom may also reimburse brokerage firms, banks, custodians, nominees and fiduciaries for their expenses to forward proxy materials to beneficial owners. Omnicom has retained D.F. King & Co., Inc. to assist in the solicitation of proxies and will pay a fee of up to $8,500 plus reimbursement of out-of-pocket expenses for those services.

SHAREHOLDER PROPOSALS

      Any shareholder who wishes to present a proposal or nominate a director at next year's Annual Meeting and to include the resolution or nomination in next year's proxy statement must deliver the proposals to Omnicom's principal executive offices no later than the close of business on December 16, 2002. Proposals should be addressed to Corporate Secretary, Omnicom Group Inc., 437 Madison Avenue, New York, NY 10022.

      Omnicom's by-laws require that written notice of a nomination for director or submission of a proposal to be voted on at an Annual Meeting be provided to Omnicom no less than 60 days prior to the meeting, which was March 22, 2002 for the 2002 Annual Meeting. In order for a nomination or submission to be considered, the notice must contain certain information prescribed by the by-laws. A copy of the applicable by-law provisions may be obtained, without charge, upon written request addressed to Corporate Secretary, Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022.

                                                         BARRY J. WAGNER
                                                             Secretary

New York, New York
April 15, 2002

                               OMNICOM GROUP INC.
                              EQUITY INCENTIVE PLAN

      1. Purposes: This plan has two purposes:

      (1)   To directly align the interests of shareholders and key employees;
            and

      (2) To bring Omnicom's compensation structures in line with competitive conditions.

      2. Effectiveness: This plan has been approved by Omnicom's Board of Directors but will become operative only if it is approved by vote of the holders of a majority of the shares of Omnicom's common stock voting on the plan at Omnicom's 2002 annual shareholders meeting. If this plan is so approved:

      (1) Options, restricted shares and other awards under other equity incentive plans will be deemed approved by shareholders but will not otherwise be affected; and

      (2) No new awards may be granted under Omnicom's previously adopted equity-based plans (other than its restricted stock plan for nonemployee directors), except with respect to shares relating to awards that are forfeited or cancelled.

      3. Types of Awards Authorized: The Compensation Committee of Omnicom's Board of Directors may authorize Omnicom to grant to employees of Omnicom or its subsidiaries equity-based awards relating to up to 7.7 million shares of Omnicom common stock, including without limitation:

      (1) Options: Stock options (which may but are not required to be qualified under Section 422 of the Internal Revenue Code), the term of which may not exceed seven years;

      (2) Restricted Shares: Restricted shares, which become non-forfeitable only upon the passage of time or occurrence of other events specified by the Compensation Committee;

      (3) Performance Shares: Performance-based awards that are payable in shares or such other consideration as the Compensation Committee may specify upon the achievement of performance goals established by the Compensation Committee; and

      (4) Other Awards: Stock bonus, dividend-equivalent and such other awards payable in or determined by reference to shares as the Compensation Committee may determine.

Each award under this plan will be evidenced by an agreement, resolution or other writing (including in electronic medium) approved by the Compensation Committee fixing the specific terms of the award.

      4. Limitations: Awards under this plan will be subject to the following limitations:

      (1) Overall Limitation: No more than 7.7 million shares in total may be issued (with shares relating to awards that are forfeited or surrendered being added back);

      (2) Option Limitations: Options awarded under this plan will have such terms as the Compensation Committee may determine, except that:

            o The exercise price for any option may not be less than the fair market value (determined by reference to trading price) for Omnicom shares on the date of grant;

            o No option may have a term longer than seven years from the date of grant; and

            o Awards relating to no more than 0.5 million shares may be issued as options qualifying under Section 422 of the Internal Revenue Code.

      (3) Restricted Share Limitations: No more than 1.2 million shares may be awarded as restricted shares or other non-option awards, and restricted shares may become unrestricted by the passage of time no sooner than one-fifth per year over five years unless restrictions lapse sooner by virtue of an event specified by the Compensation Committee other than the passage of time.

      (4) ss. 162(m) Limitations: No Omnicom employee may receive (x) stock-based awards in any one year relating to more than 1.0% of Omnicom's total issued common shares on the date of the award or

            (y) cash payments in any one year in excess of an amount equal to the average closing sales price for Omnicom common stock for the year prior to the year in which the payment is made times a number of shares equal to 1.0% of Omnicom's total issued common shares on the date the payment is made, provided, however, that to the extent necessary to comply with conditions for deductibility under Section 162(m) of the Internal Revenue Code, the calculations in (x) and (y) will be based on 203,729,179 shares, the number of Omnicom common shares outstanding on March 31, 2002 and $84.67, the average sales price for Omnicom common shares for the 12 months then ended.

      (5) No Repricing: The Compensation Committee may not, without further approval of Omnicom shareholders, authorize (x) the amendment of any outstanding option to reduce the exercise price of such option or
            (y) the cancellation of an outstanding option and its replacement with an award having a lower exercise price per share.

Notwithstanding any other provision of this plan, the Compensation Committee may adjust any of the foregoing limitations, and any award, that is expressed as a number (but not a percentage) as it determines to be equitable in light of any stock split, subdivision of shares or other change in Omnicom's capital structure, and may provide in substitution for any or all outstanding awards under this plan such alternative consideration as it may determine to be equitable and the surrender of any awards so replaced (subject to paragraph (5) above).

      5. Awards to Nonemployee Directors: Notwithstanding any other provision hereof, nonemployee directors may elect pursuant to procedures established by the Compensation Committee to receive all or any portion of their annual retainer in Omnicom shares in lieu of cash.

      6. Administration, Etc.: This plan will be administered by the Compensation Committee in accordance with regulations that the Committee may from time to time establish in respect of the plan. Without limiting any other provision of the plan, but subject to the limitations in Section 4, the Compensation Committee will have the power to take or authorize Omnicom to take any action contemplated to be taken by Omnicom under this plan, including:

      (1)   Selecting award recipients;

      (2) Determining the number of shares and other terms of any award, including where applicable performance targets;

      (3)   Fixing conditions to the exercisability or vesting of any award;

      (4) Otherwise approving the form of agreement or evidence providing for any award;

      (5) Making all determinations contemplated to be made under this plan or any award agreement or evidence; and

      (6) Taking any other action as the Compensation Committee may determine to be appropriate relating to this plan or any award, award agreement or evidence of award.

      7. Additional ss. 162(m) Provisions: The Compensation Committee may (but is not required to) grant an award under the plan that is intended to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code. The right to receive a performance-based award, other than options granted at not less than fair market value, will be conditioned on the achievement of written performance goals established by the Compensation Committee at the time the performance-based award is granted. These performance goals, which may vary from employee to employee and award to award, will be based upon the attainment by Omnicom or any of its subsidiaries, divisions or departments of specific amounts of, or increases in, one or more of the following, any of which may be measured either in absolute terms or as compared to other companies: earnings per share, net income, operating margin, return on equity, total stockholder return, revenue, cash flow, net worth, book value, shareholders' equity, market performance or the completion of certain business or capital transactions.

      8. Amendments: The Compensation Committee may at any time amend the plan in whole or in part, provided that any amendment that must be approved by Omnicom shareholders in order to comply with applicable law or stock exchange rules will not be effective unless that approval is obtained. Presentation of this plan or any amendment for shareholder approval will not, if applicable, be construed to limit Omnicom's authority to make awards under other plans without shareholder approval.

      9. Term: Awards may be granted under this plan for ten years following shareholder approval as contemplated by Section 2. The termination of the award period will not affect any previously granted award.

                                      PROXY

                               OMNICOM GROUP INC.
                               437 Madison Avenue
                            New York, New York 10022

This proxy is solicited on behalf of the Board of Directors and will be voted FOR the election of Directors and FOR the adoption of the Omnicom Group Inc. Equity Incentive Plan if no instructions to the contrary are indicated.

The undersigned hereby appoints RANDALL J. WEISENBURGER and BARRY J. WAGNER, jointly and severally, proxies, with the power of substitution and with the authority in each to act in the absence of the other, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders on May 21, 2002 or postponements or adjournments thereof on all matters that may properly come before the meeting, and particularly to vote as hereinafter indicated. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 15, 2002.

                (Continued and to be signed on the reverse side)

--------------------------------------------------------------------------------

                            ^ FOLD AND DETACH HERE ^

                                                             Please mark
                                                             your votes as
                                                             indicated in
                                                             this example   |X|
--------------------------------------------------------------------------------

1. To elect four Class I Directors     FOR      WITHHELD     2. To approve the Omnicom Group Inc.   FOR    AGAINST  ABSTAIN
                                                FOR ALL         Equity Incentive Plan.

Class I Nominees                       |_|        |_|                                               |_|      |_|       |_|
01 Robert Charles Clark;
02 Leonard S. Coleman;
03 Peter Foy; and
04 Gary L. Roubos

Withheld for the nominees you list below: (Write that nominee's name in the space provided below)

--------------------------------------------------------

--------------------------------------------------------------------------------

The Board of Directors recommend a vote FOR Items 1 and 2.

Signature ________________________ Signature if held jointly ___________________
Dated:_______, 2002

Please sign exactly as your name appears. If stock is held in the name of joint holders, each should sign. If you are signing as a trustee, executor, etc., please so indicate. Please mark, sign, date and mail this card promptly in the postage prepaid return envelope provided. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

--------------------------------------------------------------------------------

                            ^ FOLD AND DETACH HERE ^

Dear Shareholder:

Omnicom Group Inc. encourages you to take advantage of convenient ways to vote your shares. You may appoint your proxies to vote your shares electronically through the Internet or via toll-free telephone, 24 hours a day, 7 days a week. Please note that all proxy appointments through the Internet or by telephone must be received by 4:00 pm, Eastern Time, on the business day prior to the Annual Meeting day.

To appoint your proxies electronically, you must use the control number. The control number is the series of numbers printed in the box below. This number must be used to access the system.

1. To vote over the internet:

      o     Log on to the Internet and go to the web site:
            http://www.eproxy.com/OMC

2. To vote over the telephone:

      o     On a touch-tone telephone, call 1-800-435-6710

Your Internet or telephone authorization allows the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card.

If you chose to appoint your proxies electronically, there is no need for you to mail back your proxy card.